Exhibit 99.1

N e w s R e l e a s e

Contact:	Terry Proveaux Director of Investor Relations 615-497-1705

RENAL CARE GROUP ANNOUNCES
CHIEF MEDICAL OFFICER TO RETIRE MAY 30, 2006

      Nashville, Tennessee (April 25, 2005) — Renal Care Group, Inc. (NYSE: RCI) announced today that Raymond M. Hakim, M.D., Ph.D., plans not to renew his employment agreement and resign from his duties as Senior Executive Vice President of Clinical Affairs and Chief Medical Officer effective May 30, 2006. Dr. Hakim will work with the Company to identify and recruit a new Chief Medical Officer.

      Speaking at Renal Care Group’s annual medical conference this weekend, Dr. Hakim said, “My tenure at Renal Care Group has been very productive and rewarding. We have built a company focused on its mission of improving the quality of life for patients with end stage renal disease. In identifying a new Chief Medical Officer, we will look for someone who can provide continuity to what we have been doing, while bringing new ideas and perspectives. Above all, however, the new Chief Medical Officer must be someone who will give allegiance to the most important principle of health care and our work at Renal Care Group: providing optimal care to the patients we serve.”

      Gary A. Brukardt, Renal Care Group’s President and Chief Executive Officer, said, “We sincerely thank Dr. Hakim for his tireless efforts to continuously improve the quality of care for the patients we serve. He has been with Renal Care Group since it was founded and has contributed greatly to our success. I am very pleased that Dr. Hakim has agreed to help us find a new Chief Medical Officer and to assist in transitioning his successor into the Chief Medical Officer’s role.”

      Renal Care Group will hold its regularly scheduled conference call to discuss earnings for the quarter ended March 31, 2005 at 11:00 Eastern Daylight Time on Wednesday, May 4, 2005. The Company will discuss and respond to questions concerning this matter during that call. A listen-only simulcast, as well as a 12-month replay, of the conference call to discuss this press release will be available online at the Company’s website at www.renalcaregroup.com.

RCI Announces Retirement of Chief Medical Officer

April 25, 2005

      Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company serves over 30,000 patients at more than 420 outpatient dialysis facilities, in addition to providing acute dialysis services at more than 210 hospitals. Over 8,900 associates provide services across the Company’s 34-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.

      Certain statements in this press release, particularly those of Mr. Brukardt and Dr. Hakim, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like expect, plan, intend, believe, will and the like, include statements that necessarily depend on future events. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: the integration of acquired companies; compliance with health care and other applicable laws; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); payment reductions by private insurers, hospitals or managed care organizations; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s most recent annual report on Form 10-K. Copies of this filing are available from Renal Care Group upon request.

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